Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Champions Oncology, Inc. on Form S-8 (No. 333-182747) of our report dated July 19, 2024 , on our audits of the consolidated financial statements as of April 30, 2024 and 2023 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about July 19, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
West Palm Beach, Florida
July 19, 2024